September 14, 2012

U.S. Energy Corp.
877 North 8th West
Riverton, WY 82501

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to U.S. Energy Corp., a Wyoming corporation (the “Company”). This letter is being delivered in connection with the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 2,705,116 shares of Company common stock, par value $.01 per share (the “Shares”), pursuant to the Company’s 2012 Equity and Performance Incentive Plan, 2008 Stock Option Plan for Independent Directors and Advisory Board Members, 2001 Incentive Stock Option Plan and 2001 Officer’s Stock Compensation Plan (collectively, the “Plans”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We are opining herein as to the Wyoming Business Corporation Act, and we express no opinion with respect to any other laws.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued and consideration is received in accordance with law and the terms of the Plans, will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof and we have no obligation to update this opinion to take into account any change in applicable law or facts that may occur after the date hereof.

We hereby consent to be named in the Registration Statement, as may be amended from time to time, as the attorneys who will pass upon legal matters in connection with the issuance of the Shares, and to the filing of this opinion as an Exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the Securities and Exchange Commission.

Very truly yours,

  /s/  Davis Graham & Stubbs LLP

Davis Graham & Stubbs LLP